EXHIBIT 99.1 TO ASPEN TECHNOLOGY, INC. FORM 8-K FILED JUNE 28, 2000

ASPEN TECHNOLOGY ACQUIRES PETROLSOFT, LEADING SUPPLY CHAIN PROVIDER TO THE PETROLEUM INDUSTRY

Merger Creates the Only End-to-End Supply Chain Solution for the Petroleum Industry-Spanning from Acquisition of Crude Oil Through Distribution of Petroleum Products to Retail Market

CAMBRIDGE, Mass., June 1 -- Aspen Technology, Inc. (Nasdaq: AZPN - news), the leading provider of enterprise optimization and extended supply chain solutions for the process industries, today announced the acquisition of Petrolsoft Corporation, a leading supplier of web-enabled supply chain software for the downstream petroleum industry. With this acquisition, AspenTech now offers the first integrated solution for optimization and automation of the entire supply chain for petroleum companies, from crude selection, to refining, to delivery of products to the consumer. This unique, integrated solution will enable the oil and gas industry to improve profit margins by managing their supply chains more efficiently.

The acquisition combines Petrolsoft's supply chain software with AspenTech's Enterprise Optimization(TM) solution for refining, including the Aspen PIMS(TM) product for planning and scheduling. The integrated solution will deliver value by uniting planning and scheduling at the refinery with the distribution of products to retail customers. Based in San Diego, Petrolsoft develops and markets supply chain software that enables petroleum companies to improve profit margins by reducing overhead, excess inventory and distribution costs, which are critical determinants of profitability. With its industry-specific solutions for distribution scheduling and inventory management, Petrolsoft has established a worldwide customer base that includes clients such as Arco Products Company, BP Amoco, Chevron, ExxonMobil, Marathon Ashland Petroleum and Sunoco.

AspenTech issued approximately 2.6 million shares of common stock in the acquisition, which will be accounted for as a pooling-of-interests transaction. Privately-held, Petrolsoft currently has approximately 50 employees and posted calendar 1999 revenues of approximately $4.0 million and operating margins of approximately 20 percent. Excluding one-time charges of about $1.5 million, AspenTech believes the acquisition will be non-dilutive to its calendar year 2000 earnings and accretive in calendar year 2001.

"By adding Petrolsoft's capabilities in demand management and distribution logistics to our Enterprise Optimization solution, we believe our unique solution can deliver significant benefits to the $1 trillion global petroleum industry," said Larry Evans, Chairman and CEO of AspenTech. "The timing of this acquisition is opportune as most oil companies are in good financial health and refiners are focused on the financial benefits of optimizing their supply chains. This acquisition is a logical move to build on our strong customer franchise, which includes 23 of the top 25 petroleum companies worldwide, and broaden our supply chain solution, which is already the most comprehensive solution available for the process industries."

"The Internet is driving our customers to deploy e-business solutions that integrate refining operations across the entire crude oil value chain," said David Gamboa, CEO of Petrolsoft. "AspenTech and Petrolsoft have demonstrated their technological leadership in this market and we believe there is a tremendous opportunity in working together. Our single, integrated offering will combine best-in-class software technology, unmatched domain expertise and unparalleled implementation capabilities to create an innovative solution that no other vendor is able to provide to the oil and gas industry."

About Petrolsoft Inc.

Headquartered in San Diego, California, Petrolsoft Corp. is a leading provider of unified supply chain management systems and eBusiness and eCommerce solutions for the downstream petroleum industry. Founded in 1989 at Stanford University, Petrolsoft focuses on the supply and distribution of bulk refined fuel products including motor gasoline, distillates, kerosene and jet fuel to both retail and wholesale markets. Organizations that have benefited from Petrolsoft's solutions include integrated oil companies, petroleum product refiners, petroleum product marketers and petroleum product carriers. Current customers include Arco Products Co., BP Amoco p.l.c., Caltex (Australia), Chevron Canada Ltd., ExxonMobil, Marathon Ashland Petroleum LLC, Sun Refining and Marketing USA., Sunoco Inc. (Canada), Tosco Marketing Company, Ultrmar Diamond Shamrock and Repsol-YPF S.A. For more information on Petrolsoft and its technology visit http://www.petrolsoft.com.

About AspenTech

Aspen Technology, Inc. is the leading supplier of integrated software and solutions that enable process manufacturers to automate and optimize their plants and extended supply chains, while enabling e-business. With deep process knowledge, best-in-class technology, and strategic alliances with leading business and technology partners, AspenTech offers the industry's broadest family of scaleable solutions, allowing process manufacturers to achieve competitive advantage in the Internet economy. AspenTech's Plantelligence(TM) solutions automate and optimize critical business processes at the plant level. AspenTech's Enterprise Optimization solutions extend the scope of optimization across the enterprise and extended supply chain. AspenTech eSupply Chain solutions enable manufacturers to link seamlessly to customers, suppliers and on-line trading exchanges, creating a collaborative, flexible extended enterprise. AspenTech employs more than 1,500 people worldwide. For more information, visit http://www.aspentech.com.

The matters discussed in the first, second, fourth and fifth paragraphs of this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including (1) potential risks in integrating the operations of the newly acquired Petrolsoft, (2) the relatively long sales cycles for supply chain solutions, (3) potential downturns in the worldwide economic market that could adversely affect petroleum companies and companies in other process manufacturing industries and (4) changes in the rapidly developing market for eBusiness solutions for process manufacturers.

AspenTech, Aspen eSupply Chain Suite, Aspen PIMS, Enterprise Optimization and the aspen leaf logo are trademarks of Aspen Technology, Inc., Cambridge, Mass.